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                                                                   EXHIBIT 10.1



                            AGREEMENT OF EMPLOYMENT
                            -----------------------

        THIS AGREEMENT OF EMPLOYMENT ("Agreement") is made and entered into as of June 19, 1997 by and between Baldwin Piano & Organ Company, a Delaware corporation having its principal office at 422 Wards Corner Road, Loveland, Ohio (the "Company") and Karen L. Hendricks (the "Employee").

                                  WITNESSETH:

        WHEREAS, the Employee is currently employed as the Company's Chief Executive Officer and President of the Company pursuant to that certain Agreement of Employment by and between Employee and Company dated November 18, 1994, which expires by its terms on December 31, 1997 and is a member and Chairman of the Board of the Company; and

        WHEREAS, the Company and the Employee mutually desire that Employee continues as the Company's Chief Executive Officer and President and as a Director and Chairman of the Board of the Company; and

        WHEREAS, the Company and Employee wish to enter into this new Agreement to set forth their mutual understanding as to the terms and conditions of Employee's continued employment by the Company.

        It is therefore agreed between the parties as follows:

        1. EMPLOYMENT. The Company agrees to employ the Employee as the Company's Chief Executive Officer, President and Chairman of the Board, and the Employee, in consideration of such employment, hereby accepts such employment. During the term of her employment, the Employee shall use her best efforts to do all things necessary and incident to her position and the dispatch of her responsibilities as set forth from time to time by the Board of Directors. Unless otherwise approved in advance by the Company's Board of Directors, Employee shall devote her full business time and energy exclusively to the business and affairs of the Company and in no event shall Employee engage in any outside activities which would be reasonably expected to affect the Company adversely or which would divert substantial time or effort from the business affairs of the Company. The Company has previously approved the Employee serving as a Director of A.C. Neilson Corporation and the continuance of such activities is expressly permitted.

        2. BOARD OF DIRECTORS. The Company further agrees that it will cause Employee to be nominated for re-election to the Board during each year of her employment hereunder, such election being subject only to the approval of the Company's stockholders.

        3. TERM. Employee's term of employment with the Company pursuant to this Agreement shall begin as of January 1, 1997 (the "Commencement Date") and shall continue



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through December 31, 1998, and thereafter, without a specified term, until terminated by the Company or Employee pursuant to Section 5 hereof.

        4. COMPENSATION AND BENEFITS. Except as otherwise provided upon a termination of Employee's employment pursuant to Section 5 hereof, the Company shall compensate Employee and provide the benefits as set forth in this Section
4. In addition, the Company shall reimburse Employee or pay directly for reasonable business expenses incurred by her during her employment term.

            4.1 BASE SALARY; PERFORMANCE REVIEW. The Company shall pay Employee a minimum of $350,000 annual base salary during each year of employment hereunder. For the year 1997, the salary adjustment shall be effective as of January 1, 1997. Such salary will be payable in equal monthly installments on the 25th day of each month. Employee shall receive an annual formal performance review which shall be done in the last four months of each calendar year by the entire Board of Directors of the Company, lead by the Lead Director. Employee will also be eligible for an annual salary review (to be completed by December 31) by the Executive Compensation Committee (the "Committee") of the Company's Board of Directors and her annual base salary for the following calendar year maybe adjusted as such Committee deems appropriate, provided, however, that in no event shall Employee's annual base salary be less than $350,000.

          4.2 ANNUAL INCENTIVE. Employee shall participate in such Company annual incentive compensation programs which include senior management as may exist from time to time (the "MIP"). As a participant in any MIP, subject to the attainment of performance goals as established by the Committee from time to time, Employee will be eligible for annual incentive compensation.

          4.3 STOCK OPTIONS. Immediately upon the Commencement Date, the Company shall grant to Employee a non-qualified stock option to acquire 19,000 shares of the Company's common stock. The per share exercise price of such option shall equal the last sale price of the Company's common stock on the Nasdaq National Market on June 19, 1997 or, if no trades are made on such date, the next business day following such date on which trades of the Company's common stock are reported. Employee's right to acquire the shares subject to this option shall be immediately fully vested and exercisable. Such options shall expire on the earlier of ten years from the date of grant or three months following the termination of Employees employment for any reason other than permanent disability or death, in which cases the option will continue to be exercisable by Employee, her heirs or successors for the entire ten year term.

          4.4 RESTRICTED STOCK GRANT. The Company hereby awards to Employee 12,500 shares of the Company's Common Stock subject to the terms and conditions set forth herein.

                (a) The Restricted Stock shall be issued to Employee in the following amounts and on the following dates:



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

                       On execution of the Agreement           -    2,500 shares (20%)
                       First Anniversary (January 2, 1998)     -    2,500 shares (20%)
                       Second Anniversary (January 2, 1999)    -    2,500 shares (20%)
                       Third Anniversary (January 2, 2000)     -    2,500 shares (20%)
                       Fourth Anniversary (January 2, 2001)    -    2,500 shares (20%)


if Employee is employed as a full-time employee of the Company on such dates.

                (b)  Upon the occurrence of any of the following:

                     (i)    death of Employee; or

                     (ii) the occurrence of a "Change of Control" as defined in the Change of Control Agreement referenced in Section 5.6 hereof; or

                     (iii) the termination of Employee's employment for any reasons other than for "cause" as defined in Section 5.2 hereof;

then the Company shall within ten (10) days issue all shares of Restricted Stock to Employee which have been awarded but not yet issued.

                (c) If Employee elects to terminate her employment with the Company subsequent to December 31, 1998 and if at the time of termination of employment all of the following circumstances exist:

                     (i) no circumstances which would constitute "cause" as defined in Section 5.6 hereof exist;

                     (ii)  Employee gives the Board of Directors at least nine
                (9) months prior written notice of termination; and

                     (iii) Employees works with the Board in good faith to
                recruit a qualified successor, and, if recruited, to accomplish an effective transition;

then, within ten (10) days of the effective date of termination of employment, Company shall issue all shares of Restricted Stock to Employee which have been awarded, but not yet issued.

                (d) At any time during the term of this Agreement, at the direction of the Board of Directors, the Company may, but is not required to register the Restricted Stock with the Securities and Exchange Commission for resale by the Employee. If not registered previously, the Company shall exercise its best efforts to so register the Restricted Stock, within ninety
(90) days of the termination of this Agreement other than in the event of a termination for cause as set forth in Section 5.6 hereof.



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                (e)  In the discretion of the Committee, the Employee may
receive additional grants of Restricted Stock in subsequent years. Unless otherwise provided by the Committee, all Restricted Stock awarded in future years shall be issued on the First through Fifth Anniversary of such award in the same relative percentages as set forth in subsection (a) hereof and shall be subject to the provisions of subsection (b), (c) and (d) hereof.

          4.5. RETIREMENT PLAN/401(K) SAVINGS PLAN AND OTHER GROUP BENEFITS. Employee shall continue to be enrolled in the Baldwin Piano & Organ Company Retirement Plan for Salaried Employees, as amended and restated effective June 16, 1984, in accordance with the provisions of such Plan and shall continue to participate in the Baldwin Piano & Organ Company Group Benefits Program, as outlined in the booklet, "Your Group Benefits Plan and the Long Term Disability Highlights Summary Report."

          4.6. VACATION. Employee is entitled to, and expected to utilize, four weeks of paid vacation in each calendar year.

          4.7. ADDITIONAL INSURANCE. In addition to the various insurance coverages available to Employee as describe in Section 4.5, the company shall purchase as its own expense for Employee's benefit additional disability insurance coverage and life insurance as set forth in this Section 4.7. For each calendar year during the term of Employee's employment hereunder, the Company shall purchase disability coverage covering employee such that, in the event of her disability, Employee will receive $10,000 per month in addition to all disability benefits provided to Employee through disability coverage she elects to purchase pursuant to Section 4.5. for each calendar year during the term of Employee's employment hereunder, the Company will purchase a $500,000 term life insurance policy on the life of Employee with the proceeds payable to such beneficiaries as employee may designate.

       5. TERMINATION OF AGREEMENT.

          5.1. WITHOUT CAUSE. The Company may terminate Employee's employment at any time, whether or not for cause (as "cause" is defined in Section 5.2. below). In the event the Company terminates Employee's employment without cause, the Company will pay Employee as severance a lump sum amount equal to eighteen (18) months of Employees's base salary at the time of termination less required withholdings and deductions; provided, however, if the Company terminates Employee's employment without cause prior to December 31, 1998, the Company shall pay employee as severance a lump sum amount equal to Employee's base salary from the date of termination through December 31, 1998 plus eighteen (18) months of Employee's base salary at the time of termination, less required withholdings and deductions. Such severance payment shall be paid by the Company within ninety (90) days following the date of Employee's termination. In the event the Company terminates Employee's employment without cause, the Company shall also pay the cost of out placement services for Employee up to an amount equal to 15% of her annual base salary at the time her employment is terminated. the Company shall have no further obligation to Employee beyond the above payments.

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        5.2 FOR CAUSE. The Company may terminate Employee's employment at any time for cause (as defined below) effective immediately upon written notice to Employees. In such event, Employee shall receive her salary through the effective date of termination and all incentive payments earned by but not yet paid to Employee prior to such date, and the Company shall have no further obligation to Employee. Such amounts hall be paid by the Company within thirty
(30) days of the effective date of such termination. For purposes of this Agreement, "cause" shall mean a violation by Employee of the Baldwin Piano & Organ Company Corporate Policy on Ethics and Business, and/or any acts by Employee against the Company amounting to fraud, intentional misrepresentation and/or embezzlement or breech of this Agreement.

        5.3 DISABILITY. This Agreement may be terminated, at the option of the Company or the Employee, if during the term hereof, the Employee is under a disability, meaning because of ill health, physical or mental disability, or for any other disability ("disability"), the Employee shall have been continuously unable or shall have otherwise failed to perform the essential functions of her job hereunder for one hundred twenty (120) consecutive working days, or if, during any calendar year of the term hereof because of disability, she shall have been unable or shall have otherwise failed to perform the essential functions of her job hereunder for a total period of one hundred eighty (180) working days regardless of whether or not such days are consecutive. Provided, however, that regardless of the above definition of disability a disability may be deemed to exist regardless of the Employee's failure to perform the essential functions of her job for any specific time period, when the Employee shall be so declared by a Court having jurisdiction of that matter, or when so declared by any two physicians selected by the Company and acceptable to Employee admitted to the practice of medicine in the place where the Employee is then domiciled. In the event of the termination of Employee's employment due to disability, the Company will pay Employee her monthly salary through the end of month in which such termination upon disability occurs and all incentive payments earned by but not yet paid to employee prior to her termination upon disability. Such amounts shall be paid by the Company within thirty (30) days from the effective date of such termination. All options granted to Employee in accordance with Section 4.4 and which have vested may continue to be exercised within the applicable period provided by the Internal Revenue Code of 1986, as amended. This Section 5.3 will be applied consistent with the Employer's obligations under applicable federal and state law, including without limitation the Americans with Disabilities Act.

        5.4 DEATH. This Agreement shall be terminated on the death of the Employee effective as of the date of her death. Employee's spouse or estate, as the case may be, shall be entitled to retain the Employee's salary installment for the month in which she dies and shall be entitled to all incentive payments earned by but not yet paid to Employee prior to her death. Such amounts shall be paid by the Company within thirty (30) days from the effective date of such termination. the option granted to Employee in accordance with Section 4.3 shall remain exercisable for its entire ten year term by the person or persons to whom the same is transferred by will or by the applicable laws of descent and distribution.

                                      5



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        5.5 BY EMPLOYEE. If Employee terminates her employment with the Company for any reason, Employee shall receive her salary through the effective date of termination and all incentive payments earned but not yet paid to employee prior to such date, and the Company shall have no further obligation to Employee other than as set forth in Section 4.4 hereof. Such amount shall be paid by the Company within thirty (30) days from the effective date of such termination.

        5.6 CHANGE IN CONTROL; ACCELERATED VESTING SCHEDULES. Notwithstanding any other provision in this Agreement, in the event that Employee's employment with the Company is terminated pursuant to the terms of that certain Change in Control Agreement by and between the Company and Employee dated June 26, 1996 (the "Change in Control Agreement"), Employee shall be entitled solely to (i) such benefits as are provided in the Change in Control Agreement plus (ii) the Restricted Stock as provided in Section 4.4 hereof and the Company shall have no further obligation to Employee beyond the provision of such benefits. The parties hereby ratify and confirm each and every provision of the Change in Control Agreement, provided, however, that in the event that the accelerated vesting of the Restricted Stock would be treated as "Severance Payments" subject to the provision of Section IV 2(g) of the Change in Control Agreement, upon the Employee's written election, the provisions of this Section 5.6 shall control and override the limitations of the Change in Control Agreement.

        6. COVENANT NOT TO COMPETE.

           6.1. At all times during the term of this Agreement, and for a period of one year thereafter if terminated by Employee for any reason or if terminated by the Company pursuant to Sections 5.2 or 5.3, Employee agrees that she will not directly or indirectly enter into or in any manner take part in any business or endeavor, either as an employee, agent, independent contractor, owner or otherwise, which directly or indirectly competes with the Company.

           6.2. The Company and Employee each hereby acknowledge and agree as follows:

                (a) The covenants, restrictions and obligations set forth in
Section 6.1 above are founded upon valuable consideration and are reasonable in duration and geographic scope;

                (b) In the event of a breach or threatened breach by Employee of any of the covenants, restrictions, agreements and obligations set forth herein, monetary damages or the other remedies at law that may be available to the Company for such breach or threatened breach will be inadequate and, without prejudice to the Company's right to pursue any other remedies at law or in equity available to it for such breach or threatened breach, including, without limitation, the recovery of damages from Employee, the Company will be entitled to injunctive relief;

                (c) The time period and geographical area set forth in Section
6.1 hereof are each divisible and separable, and, in the event that the covenants not to compete contained therein are judicially held invalid or unenforceable as to such time period and/or geographical area, they will be valid and enforceable in such geographical area(s) and for such time period(s) which

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the court determines to be reasonable and enforceable. The Employee agrees that in the event any court of competent jurisdiction determines that the above covenants are invalid or unenforceable to join with the Company in requesting that court to construe the applicable provision by limiting or reducing it so as to be enforceable to the extent compatible with the then applicable law. Furthermore, any period of restriction or covenant herein stated shall not include any period of violation or period of time required for litigation to enforce such restriction or covenant; and

             (d) The provisions of this Section 6 shall survive the termination of the Agreement.

        7. CONFIDENTIALITY. Employee hereby ratifies and confirms each and
every provision of that certain            Agreement dated 5/31/97.
                                ----------                 -------

        8. BINDING EFFECT. This Agreement shall be binding upon the parties hereto, the beneficiaries, heirs, executors, administrators and successors of the Employee and the successors and assigns of the Company.

        9. COUNTERPARTS. This Agreement may be executed in two or more counterparts, any one of which shall constitute an original without reference to the others.

        10. SEVERABILITY OF CLAUSES. Each of the paragraphs of this Agreement shall stand independently and severable, and the invalidity of any one paragraph or portion thereof shall not affect the validity of any other provision. In the event any provision shall be construed to be invalid, no other provision of this Agreement shall be affected thereby.

        11. APPLICABLE LAW. This Agreement shall be governed in all respects by the law of the State of Ohio. the Company and Employee hereby consent to service of process, personal jurisdiction, and venue in the courts of general jurisdiction of Cincinnati, Ohio, or Hamilton County, Ohio and any federal court, with concurrent jurisdiction, with respect to any action or proceeding brought to enforce any liability under this Agreement.

        IN WITNESS WHEREOF, the parties have hereunto set their hands as of the date first above written.

                                              BALDWIN PIANO & ORGAN COMPANY

Attest:


/s/ Linda Ketteler                            By: /s/ William B. Connell
--------------------------                       ------------------------------

                                              Title: Director
                                                     --------------------------

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                                              "EMPLOYEE"

                                               /s/ Karen L. Hendricks
                                               --------------------------
                                               KAREN L. HENDRICKS










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